Exhibit 99.2

NeOnc CEO Amir F. Heshmatpour to Address Global Life
Sciences Investment at Abu Dhabi Future Health Summit 2026

With UAE authorizations for both lead drug candidates, NeOnc brings a clinical development perspective to discussions on capital, precision medicine and international collaboration

CALABASAS, Calif., October 15, 2026 – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI) (“NeOnc” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapies for central nervous system (CNS) cancers, today announced that Amir F. Heshmatpour, Executive Chairman, President and Chief Executive Officer, will speak at the Abu Dhabi Future Health Summit 2026, October 20 to 22 at the ADNEC Centre in Abu Dhabi, United Arab Emirates. His participation comes as NeOnc builds its UAE clinical development presence following Department of Health – Abu Dhabi authorizations for both NEO100 and NEO212.

Mr. Heshmatpour will bring the perspective of a biotechnology executive and investor working to connect promising science with the capital and international partnerships needed to advance clinical development. With more than 25 years of experience in finance, corporate development and mergers and acquisitions, he leads NeOnc’s capital formation and international strategy and is Founder and Managing Director of AFH Holding & Advisory, LLC.

On Thursday, October 22, Mr. Heshmatpour will participate in “The Investment Lens: Banking on Prediction,” part of the Summit’s Investment in Life Sciences impact area. He will join Dr. Ola Brown, Founding Partner of HealthCap Africa; Clifford Friedman, Founding Partner and Chairperson of Northwell Health Equity Partners; and Prof. Elias Mossialos, Cheng Yu Tung Chair in Global Health and Director of LSE Health. Rachel Pether, Senior Advisor at the Sovereign Wealth Fund Institute, will moderate the discussion.

The Summit is the annual flagship gathering of Future Health, A Global Initiative by Abu Dhabi, hosted together with the Department of Health – Abu Dhabi. Under the theme “To Sense is to Predict,” it brings together policymakers, clinicians, scientists and investors to examine how early detection, data and personalized medicine can help healthcare systems anticipate and respond to patient needs.

The panel will examine how investment can advance predictive healthcare and support the technologies, reimbursement models and health system integration required to put new insights into practice. Mr. Heshmatpour will address the financing of clinical development, the role of international collaboration and the importance of biomarker-informed drug development, drawing on NeOnc’s NEO100 program in recurrent IDH1-mutant high-grade glioma.

“For patients and families facing devastating brain cancers, the urgency is real. Our responsibility is to match that urgency with rigorous science and the capital needed to move clinical development forward,” said Mr. Heshmatpour. “Abu Dhabi is bringing healthcare leadership, research and investment together to advance that work. We are grateful to the Department of Health – Abu Dhabi for its rigorous and collaborative review of our clinical programs. At NeOnc, we are building international relationships with a clear purpose: to advance investigational therapies and work toward broader patient access. The Summit is an opportunity to discuss how investment can help promising science reach the next stage of development.”

NeOnc’s regional strategy includes the establishment of NuroMENA as a platform for collaboration in the Middle East. Under Mr. Heshmatpour’s leadership, the Company is engaging regional stakeholders to support its UAE clinical development presence and pursue partnerships that can help advance its CNS oncology pipeline.

In June 2026, NeOnc announced that the Department of Health – Abu Dhabi had granted Investigational New Drug (IND) authorization for NEO100, covering the NEO100-01, NEO100-02 and NEO100-03 protocols across adult Phase 1, Phase 1b and Phase 2 studies, together with pediatric studies authorized for Phase 1 and Phase 1b pending further protocol review. The authorized indication is progressive or recurrent Grade III or IV gliomas. This followed the Department’s IND clearance for NEO212, also announced in June 2026, extending NeOnc’s UAE clinical development footprint across both lead programs.

For NeOnc, participation in the Summit brings its regional clinical development work into a broader discussion about how capital and healthcare systems can support innovation. The Company’s focus remains on generating clinical evidence for investigational therapies designed to address the substantial unmet needs of patients with CNS cancers.

About Amir F. Heshmatpour

Amir F. Heshmatpour is Executive Chairman, President and Chief Executive Officer of NeOnc Technologies Holdings, Inc., and Founder and Managing Director of AFH Holding & Advisory, LLC. His background spans more than 25 years in executive leadership, finance and corporate development, including IPO transactions totaling more than $1.5 billion and private funding and M&A transactions exceeding $5 billion. His board service includes UCLA Anderson School of Management and Viewpoint School’s Board of Trustees. He also supports children and families through his involvement with Make-A-Wish. At NeOnc, he leads corporate strategy, capital formation and international business development.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage biopharmaceutical company developing therapies for CNS cancers. Its investigational programs include intranasal NEO100 and oral NEO212. Neither product is approved by the U.S. Food and Drug Administration for commercial use. The Company has licensed intellectual property from the University of Southern California relating to its development programs.

For more information, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Mr. Heshmatpour’s anticipated participation in the Abu Dhabi Future Health Summit, the Company’s clinical development activities in the United Arab Emirates, regional partnerships and expansion plans, efforts to broaden patient access, and the clinical potential of NEO100 and NEO212. These statements reflect current expectations and involve risks and uncertainties. The session date, time, format or participants may change; future studies may not demonstrate safety or efficacy; and no regulatory pathway or marketing approval is assured. Actual results may differ materially. Readers should consider the risk factors described in the Company’s most recent filings with the Securities and Exchange Commission. These statements speak only as of the date of this release.

The Company undertakes no obligation to update forward-looking statements except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

Company Contact:

info@neonc.com

Investor Contact:

Jon Nugent

Jon Nugent Communications

jon@jonnugent.com

205-566-3026